Exhibit 99.1
VNUS Medical Technologies Appoints Charlene A. Friedman as Vice President, General Counsel and Secretary
SAN JOSE, Calif. – November 9, 2005 – VNUS® Medical Technologies, Inc (Nasdaq: VNUS), a leading provider of medical devices for the minimally invasive treatment of venous reflux disease, today announced the appointment of Charlene A. Friedman as Vice President, General Counsel and Secretary. Reporting to Brian Farley, VNUS President and Chief Executive Officer, Ms. Friedman will be responsible for crafting and implementing legal strategy and overseeing legal matters for the company.
Ms. Friedman joins VNUS with 23 years of legal experience, nine of them in the medical industry. Most recently, she served for two years as Vice President, General Counsel and Secretary at R2 Technology, Inc., a privately held medical device company. Prior to that, she served in the same position at Aviron, a publicly traded biopharmaceutical company. Prior to Aviron, she was Vice President, General Counsel and Assistant Secretary at Collagen Aesthetics, Inc. Prior to joining Collagen, Ms. Friedman was in private practice for over ten years. She is a member of the California and Massachusetts state bars.
VNUS President and Chief Executive Officer Brian Farley stated, “Charlene’s extraordinary experience and legal insight make her an ideal candidate to head up our legal function. Her expertise in key areas of our business such as business development deals, patent litigation, and in working with marketing on consumer and physician marketing programs is a great fit for us.”
About VNUS Medical Technologies, Inc.
VNUS is a leading provider of medical devices for the minimally invasive treatment of venous reflux disease, a progressive condition caused by incompetent vein valves in the leg. VNUS sells the Closure system, which consists of a proprietary radiofrequency (RF) generator and proprietary disposable endovenous catheters and devices to close diseased veins through the application of temperature-controlled RF energy. For more information, please visit the corporate website at www.vnus.com.
Contact:
Brian Farley
President and Chief Executive Officer
Phone: 408-473-1199
ir@vnus.com